Exhibit 99.1

NWPX Infrastructure Announces Third Quarter 2026 Financial Results

•	Record net sales of $179.4 million, up 18.7% year-over-year, and record gross profit of $38.2 million, up 18.8% year-over-year
•	Record Water Transmission Systems segment (“WTS”) net sales of $131.9 million, up 27.0% year-over-year, and record WTS gross profit of $27.3 million, up 23.4% year-over-year
•	Precast Infrastructure and Engineered Systems segment (“Precast”) net sales of $47.5 million, up 0.6% year-over-year, and Precast gross profit of $10.9 million, up 8.6% year-over-year
•	Net income of $18.2 million, or $1.86 per diluted share
•	WTS backlog[1] of $264 million; record backlog including confirmed orders[2] of $435 million
•	Precast order book[3] of $67 million
•	Completed acquisition of Serpentix Conveyor, LLC (“Serpentix”) on September 2, 2026

VANCOUVER, Washington—October 28, 2026—NWPX Infrastructure, Inc. (NASDAQ: NWPX) (“NWPX Infrastructure” and the “Company”), a leading manufacturer of water-related infrastructure products, today announced its financial results for the third quarter ended September 30, 2026. The Company will broadcast its third quarter 2026 earnings conference call on Thursday, October 29, 2026 at 7:00 a.m. PT.

Management Commentary

“The third quarter of 2026 was another outstanding quarter for NWPX Infrastructure, highlighted by record financial performance across several key metrics,” said Scott Montross, President and Chief Executive Officer of NWPX Infrastructure. “We generated record quarterly revenue of $179.4 million and record gross profit, representing a consolidated gross margin of 21.3%, along with earnings per diluted share of $1.86. These results reflect the strength and resilience of our businesses, disciplined execution across our operations, and our continued ability to capitalize on favorable market conditions. WTS led our performance, delivering record revenue and record gross profit with a strong gross margin of 20.7%. WTS backlog including confirmed orders reached a record $435 million, even after recognizing $31.0 million in revenue associated with our NDA project during the quarter, providing excellent visibility into future production activity. Precast also delivered solid results, with revenue and gross profit exceeding the prior year, and an approximate 160-basis point improvement in gross margin to 22.9%. We are particularly encouraged by the continued growth of our data center business, which continues to represent an attractive opportunity within our Precast segment.”

Mr. Montross continued, “As we look ahead, we remain very optimistic about the strength of our business and our opportunities for continued success. Despite the typical impact of two major holidays and weather-related disruptions in the fourth quarter, we currently anticipate stronger performance than both the fourth quarter of 2025 and the first quarter of 2026. We expect WTS backlog to remain elevated through year-end, supported by continued demand for critical water infrastructure, while our Precast business is expected to remain steady. Taken together, we believe our record backlog and attractive opportunities across our businesses position NWPX Infrastructure to conclude an exceptionally strong record year in 2026 and enter 2027 with significant momentum.”

Third Quarter 2026 Financial Results

Consolidated

•	Net sales increased 18.7% to $179.4 million from $151.1 million in the third quarter of 2025.
•	Gross profit increased 18.8% to $38.2 million, or 21.3% of net sales, from $32.2 million, or 21.3% of net sales, in the third quarter of 2025.
•	Net income increased 35.0% to $18.2 million, or $1.86 per diluted share, compared to $13.5 million, or $1.38 per diluted share, in the third quarter of 2025. The third quarter of 2026 marked the highest net income in the Company’s history aside from the third quarter of 2018 which included a $21.9 million bargain purchase gain associated with the acquisition of Ameron Water Transmission Group, LLC.[4]

Water Transmission Systems Segment (WTS)

•	WTS net sales increased 27.0% to $131.9 million from $103.9 million in the third quarter of 2025 driven by a 19% increase in selling price per ton due to changes in product mix and a 7% increase in tons produced resulting from changes in project timing.
•	WTS gross profit increased 23.4% to $27.3 million, or 20.7% of WTS net sales, from $22.1 million, or 21.3% of WTS net sales, in the third quarter of 2025 due to increased volume and selling prices, which have increased in line with input costs. WTS gross margin decreased due to changes in product mix.
•	WTS backlog was $264 million as of September 30, 2026, compared to $305 million as of June 30, 2026, and $257 million as of September 30, 2025. Backlog including confirmed orders was $435 million as of September 30, 2026, compared to $423 million as of June 30, 2026, and $301 million as of September 30, 2025.

Precast Infrastructure and Engineered Systems Segment (Precast)

•

Precast net sales increased 0.6% to $47.5 million from $47.2 million in the third quarter of 2025 driven by the acquisitions of Boughton’s Precast, Inc. (“Boughton”) and Serpentix, which together contributed $2.1 million in net sales, partially offset by a 9% decrease in volume shipped at legacy Precast facilities.

•	Precast gross profit increased 8.6% to $10.9 million, or 22.9% of Precast net sales, from $10.0 million, or 21.3% of Precast net sales, in the third quarter of 2025 primarily due to changes in product mix.
•	Precast order book was $67 million as of September 30, 2026, compared to $61 million as of June 30, 2026, and $55 million as of September 30, 2025.

Balance Sheet and Cash Flow

•	As of September 30, 2026, the Company had $18.5 million of outstanding revolving loan borrowings and additional borrowing capacity of approximately $105 million under the revolving credit facility.
•	Net cash provided by operating activities was $27.4 million in the third quarter of 2026 compared to $21.0 million in the third quarter of 2025 primarily due to a $5.6 million increase in net income adjusted for noncash items and a $0.8 million increase in net cash provided by changes in working capital.
•	Capital expenditures were $7.0 million in the third quarter of 2026 compared to $7.8 million in the third quarter of 2025.

Acquisition of Serpentix

•	As previously announced, on September 2, 2026, the Company completed the acquisition of Serpentix, a manufacturer of engineered conveyor systems used primarily in municipal wastewater treatment plants and industrial manufacturing facilities. The transaction marks NWPX Infrastructure’s second acquisition this year, following the acquisition of Boughton in February 2026.

1 NWPX Infrastructure defines “backlog” as the balance of remaining performance obligations under signed WTS contracts for which revenue is recognized over time.

2 NWPX Infrastructure defines “confirmed orders” as WTS projects for which the Company has been notified that it is the successful bidder, but a binding agreement has not been executed.

3 NWPX Infrastructure defines “order book” as unfulfilled orders outstanding at the measurement date for its Precast segment. Serpentix contributed $10 million to the Precast segment’s order book as of September 30, 2026; included in this amount is $8 million of remaining performance obligations for which revenue is recognized over time.

4 In the third quarter of 2018 the Company reported net income of $27.8 million, or $2.86 per diluted share which, amongst other non-recurring items, included a bargain purchase gain of $21.9 million associated with the acquisition of Ameron Water Transmission Group, LLC. Without this noncash item and other nonrecurring items reported for that quarter, the adjusted net income reconciled to $2.1 million, or $0.21 per share. See reconciliation of Non-GAAP Financial Measures in our Form 8‑K filed on November 8, 2018 for additional information.

Conference Call Details

A conference call and simultaneous webcast to discuss the Company’s third quarter 2026 financial results will be held on Thursday, October 29, 2026, at 7:00 a.m. Pacific Time. The call will be broadcast live on the Investor Relations section of the Company’s website at investor.nwpx.com and will be archived online upon completion of the conference call. For those unable to listen to the live call, a replay will be available approximately three hours after the event and will remain available until Thursday, November 12, 2026, by dialing 1‑844‑512‑2921 in the U.S. or 1‑412‑317‑6671 internationally and entering the replay access code: 13762824.

About NWPX Infrastructure

Founded in 1966, NWPX Infrastructure, Inc. is a leading manufacturer of water-related infrastructure products. Under the Northwest Pipe Company brand, the Company is the largest manufacturer of engineered water transmission systems in North America and produces steel casing pipe, bar-wrapped concrete cylinder pipe, and pipeline system joints and fittings. The Company also provides solution-based products for a wide range of markets including high-quality reinforced precast concrete products, lined precast sanitary sewer system structures, water distribution and management equipment including pump lift stations, wastewater pretreatment and conveyor systems, and stormwater quality products. Strategically positioned to meet growing water and wastewater infrastructure needs, the Company’s skilled team is committed to quality and innovation while upholding its core values of accountability, commitment, and teamwork. Headquartered in Vancouver, Washington, the Company operates 15 manufacturing facilities across North America. For more information, please visit www.nwpx.com.

Forward-Looking Statements

Statements in this press release by Scott Montross contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on current expectations, estimates, and projections about the Company’s business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by the Company include changes in demand and market prices for its products, product mix, bidding activity and order modifications or cancelations, timing of customer orders and deliveries, predictability of production and delivery schedules, price and availability of raw materials and other costs central to producing and shipping the Company’s products, excess or shortage of production capacity, product quality assurance failures that result in decreased sales and operating margin, product returns, product liability, warranty, or other claims, international trade policy and regulations, changes in trade policy (in particular with Canada and Mexico) and duties imposed on imports and exports and the related impacts on the Company, economic uncertainty and associated trends in macroeconomic conditions, including potential recession, inflation, and the state of the housing and commercial construction markets, interest rate risk and changes in market interest rates, including the impact on the Company’s customers and related demand for its products, the Company’s ability to identify and complete organic and inorganic initiatives to grow its business, the Company’s ability to effectively integrate future acquisitions into its business and operations that produce accretive financial results, effects of security breaches, computer viruses, and cybersecurity incidents, increased use of artificial intelligence by the Company and its competitors, as well as related legal and regulatory requirements, timing and amount of share repurchases, impacts of U.S. tax reform legislation on the Company’s results of operations, and the impact on its customers and related demand for its products, delays or reductions in state or local government spending due to revisions to federal appropriations brought on by policy changes, staffing levels or the inability to pass budget reconciliation legislation, adequacy of the Company’s insurance coverage, logistics and supply chain disruptions, the Company’s ability to attract and retain talented employees, impact of geopolitical trends, changes, and events, including the various military conflicts or tensions and the regional and global ramifications of these conditions, operating problems at the Company’s manufacturing operations including fires, explosions, inclement weather, and floods and other natural disasters, effectiveness of future implementations or conversions of enterprise resource planning or other key systems, material weaknesses in the Company’s internal control over financial reporting and its ability to remediate such weaknesses, impacts of pandemics, epidemics, or other public health emergencies, and other risks discussed in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2025 and from time to time in its other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If the Company does update or correct one or more forward-looking statements, investors and others should not conclude that it will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

Non-GAAP Financial Measures

The Company is presenting backlog including confirmed orders. This non-GAAP financial measure is provided to better enable investors and others to assess the Company’s ongoing operating results and compare them with its competitors. This should be considered a supplement to, and not a substitute for, or superior to, financial measures calculated in accordance with GAAP.

For more information, visit www.nwpx.com.

Contact:

Aaron Wilkins

Chief Financial Officer

NWPX Infrastructure

investors@nwpx.com

Or

Addo Investor Relations

nwpx@addo.com

###

NWPX INFRASTRUCTURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net sales:
Water Transmission Systems	$131,899	$103,866	$338,551	$266,900
Precast Infrastructure and Engineered Systems	47,493	47,201	138,571	133,464
Total net sales	179,392	151,067	477,122	400,364

Cost of sales:
Water Transmission Systems	104,608	81,750	269,713	217,555
Precast Infrastructure and Engineered Systems	36,596	37,167	108,197	105,929
Total cost of sales	141,204	118,917	377,910	323,484

Gross profit:
Water Transmission Systems	27,291	22,116	68,838	49,345
Precast Infrastructure and Engineered Systems	10,897	10,034	30,374	27,535
Total gross profit	38,188	32,150	99,212	76,880

Selling, general, and administrative expense	13,875	13,113	41,091	39,038
Operating income	24,313	19,037	58,121	37,842
Other income (expense)	(48)	(28)	665	(35)
Interest income	77	25	241	60
Interest expense	(372)	(788)	(1,040)	(2,186)
Income before income taxes	23,970	18,246	57,987	35,681
Income tax expense	5,739	4,741	13,388	9,149
Net income	$18,231	$13,505	$44,599	$26,532

Net income per share:
Basic	$1.89	$1.40	$4.64	$2.70
Diluted	$1.86	$1.38	$4.55	$2.66

Shares used in per share calculations:
Basic	9,634	9,678	9,617	9,830
Diluted	9,805	9,813	9,807	9,966

NWPX INFRASTRUCTURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	September 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$6,058	$2,273
Trade and other receivables, net	115,521	78,171
Contract assets	103,154	91,036
Inventories	89,316	74,287
Prepaid expenses and other	3,077	5,665
Total current assets	317,126	251,432
Property and equipment, net	167,550	157,509
Operating lease right-of-use assets	86,992	86,894
Goodwill	83,314	55,504
Intangible assets, net	34,421	23,008
Other assets	5,172	5,283
Total assets	$694,575	$579,630

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$2,994	$2,994
Accounts payable	41,087	22,190
Accrued liabilities	29,321	27,743
Contract liabilities	44,652	8,794
Current portion of operating lease liabilities	5,673	4,829
Total current liabilities	123,727	66,550
Borrowings on line of credit	18,508	276
Long-term debt	6,237	8,482
Operating lease liabilities	86,242	86,223
Deferred income taxes	12,391	12,484
Other long-term liabilities	10,186	10,832
Total liabilities	257,291	184,847

Stockholders’ equity:
Common stock	96	96
Additional paid-in-capital	110,663	113,088
Retained earnings	326,341	281,742
Accumulated other comprehensive income (loss)	184	(143)
Total stockholders’ equity	437,284	394,783
Total liabilities and stockholders’ equity	$694,575	$579,630

NWPX INFRASTRUCTURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2026	2025
Cash flows from operating activities:
Net income	$44,599	$26,532
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and finance lease amortization	13,446	11,517
Amortization of intangible assets	3,283	3,025
Share-based compensation expense	5,333	3,924
Noncash operating lease expense	4,571	4,632
Deferred income taxes	(95)	113
Other, net	(6)	1,504
Changes in operating assets and liabilities:
Trade and other receivables	(30,812)	(32,200)
Contract assets and liabilities, net	23,725	3,652
Inventories	(11,945)	5,249
Prepaid expenses and other assets	3,038	4,331
Accounts payable	18,167	(785)
Accrued and other liabilities	1,223	3,533
Operating lease liabilities	(3,806)	(3,777)
Net cash provided by operating activities	70,721	31,250

Cash flows from investing activities:
Purchases of property and equipment	(14,711)	(14,964)
Acquisition of business, net of cash acquired	(58,554)	-
Other investing activities	84	31
Net cash used in investing activities	(73,181)	(14,933)

Cash flows from financing activities:
Borrowings on line of credit	31,264	132,957
Repayments on line of credit	(13,032)	(130,001)
Payments on other debt	(2,250)	(2,250)
Payments on finance lease liabilities	(1,731)	(1,199)
Tax withholdings related to net share settlements of equity awards	(4,058)	(2,313)
Repurchase of common stock	(3,922)	(15,701)
Other financing activities	(26)	(146)
Net cash provided by (used in) financing activities	6,245	(18,653)

Change in cash and cash equivalents	3,785	(2,336)
Cash and cash equivalents, beginning of period	2,273	5,007
Cash and cash equivalents, end of period	$6,058	$2,671